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Exhibit No. 10.7
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Irrevocable Options to Purchase by Mallette Family LLC
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IRREVOCABLE OPTION TO PURCHASE

THIS OPTION AGREEMENT dated the____day of August, 2000, by and between Alpine Aviation, Inc., d/b/a Alpine Air, of 3450 W. Mike Jense Pkwy., Provo, Utah 84603, (hereinafter referred to as "Alpine"), and Mallette Family, L.L.C., of 5796 Angie Court, Parker Colorado 80134, (hereinafter referred to as "Mallette").

WITNESSETH

WHEREAS, Mallette is willing to grant an option to purchase and Alpine is willing to take an option for the purchase of the planes described herein;

NOW THEREFORE, for and in consideration of the provision of a loan by Alpine to Mallette, Mallette hereby grants to Alpine the exclusive right of option to purchase the aircraft described as BE 1900, SN UB-8, and any or all of up to four (4) other similar aircraft acquired by Mallette (the "subject property") in accordance with the terms and conditions set forth as follows:

1.TERMS OF PURCHASE:

a. In the event Alpine shall properly exercise this Irrevocable Option to Purchase the subject property within the option term (as defined herein), then from the date of such exercise Mallette agrees to sell and Alpine agrees to purchase the subject property upon the terms and conditions contained in this Paragraph 1.

b. The total purchase price for the subject property shall be the fair market value of the aircraft as determined by the Aircraft Blue Book Price Digest or any other mutually agreed upon valuation source.

2. TERM OF OPTION: The term of this option shall commence on the date of execution of the Agreement referred to in the recitals herein, and shall terminate on the date Mallette pays in full the Promissory Note for the loan referred to herein. If Alpine fails to exercise this option strictly in accordance with the terms and conditions hereof within the option term, this option and all rights granted hereunder shall automatically and immediately terminate without notice. There shall be no extension of the option term. Time is expressly made of the essence.

3. TITLE: Mallette warrants to give Alpine clear and merchantable title to the subject aircraft, free of all encumbrances.

4. EXERCISE; CLOSING: This option may be exercised by Alpine at any time during its term by written notice to Mallette and not otherwise, given either in person or by registered or certified mail, postage prepaid, addressed to Mallette. Within thirty (30) days after such exercise by Alpine, the parties shall execute duplicate counterparts of an Agreement for Purchase and Sale of Aircraft together with the payments therein receipted for and such evidence of title as is required to be given by Mallette. From and after the date of such execution and delivery, this option shall be null and void and the rights of the parties shall be governed by the terms of such agreement.


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5. ASSIGNMENT:  Alpine shall not assign this option to purchase without the written consent of Mallette.

6. LITIGATION: In the event it is necessary for either party to take any legal action to enforce any of the terms and covenants of this Agreement, it is agreed that the prevailing party shall be entitled to a reasonable attorney's fee to be set by the Court and all costs of such legal action.

IN WITNESS WHEREOF, the parties have executed this agreement the day and year first above written.

ALPINE AVIATION, INC.                              MALLETTE FAMILY, L.L.C.



By                                                 By
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Its                                                 Its Managing Member
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